Exhibit (d)(18)(iii)

INVESTMENT SUB-SUB-ADVISORY AGREEMENT

This Agreement, effective as of the 16th day of July, 2020, is by and among Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”) and Invesco Asset Management Limited, a company incorporated in England and Wales, authorized by the Financial Services Authority and a registered investment adviser (the “Sub-Sub-Adviser”), each, a “party.”

RECITALS

WHEREAS, the EQ/Invesco Global Real Estate Portfolio (the “Fund”) is a series portfolio of EQ Advisors Trust (the “EQAT”), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company; and

WHEREAS, the Equitable Investment Management Group, LLC (the “Adviser”) and Sub-Adviser are parties to a certain Investment Sub-Advisory Agreement, effective as July 16, 2020 pursuant to which the Sub-Adviser acts as a Sub-Adviser with respect to certain series portfolios of the EQAT, including the Fund;

WHEREAS, Sub-Adviser desires to retain the Sub-Sub-Adviser to provide certain investment management services with respect to the Fund upon the terms and conditions set forth below;

WHEREAS, the parties acknowledge that the services provided by the Sub-Sub-Adviser shall be understood to include the service of “portfolio management” under the recast Markets in Financial Instruments Directive (Directive 2014/65/EU), the Markets in Financial Instruments Regulation (Regulation EU No 600/2014) and associated implementing legislation (collectively, “MiFID II”));

WHEREAS, the parties acknowledge that the Sub-Sub-Adviser and the investment advisory services which are the subject of this Agreement are subject to regulation under MiFID II;

WHEREAS, the Board of Directors of EQAT, including most of the Directors who are not interested persons of EQAT, as determined in accordance with the 1940 Act (the “disinterested Directors”), have approved the retention of the Sub-Sub-Adviser to provide the investment management services contemplated herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Appointment.

(a)

The Sub-Adviser hereby appoints the Sub-Sub-Adviser to act as a discretionary investment manager to Sub-Adviser with respect to the Fund for the period and pursuant to the terms and conditions set forth herein. The Sub-Sub-Adviser accepts such appointment and agrees to provide the services contemplated herein, pursuant to the terms and conditions set forth and for the compensation described herein.

(b)

The Sub-Adviser acknowledges that it is the sole client of the Sub-Sub-Advisor under this Agreement and is properly classified by Sub-Sub-Advisor as a “professional client” (as defined in MiFID II) for the purposes of such rules. The Sub-Advisor may request that it be opted down to the status of “retail client” (as defined in MiFID II), in which case it would benefit, if the request were granted, from the higher level of protection that is afforded to this category of client. It is not the Sub-Sub-Adviser’s current policy to agree to such reclassifications.

(c)

The Sub-Sub-Advisor is entitled to assume that the Sub-Advisor, as a professional client, has the necessary level of experience and knowledge in order to understand the risks involved in the transaction or in the management of the Fund’s portfolio. The Sub-Advisor shall be responsible for ensuring that information provided to the Sub-Sub-Advisor is kept accurate, complete and up to date so as to enable the Sub-Sub-Advisor to assess the suitability of investments for the Fund’s portfolio.

2.	Duties of Sub-Sub-Adviser.

(a)

Subject to the supervision of the Adviser and Sub-Adviser, the Sub-Sub-Adviser shall develop and implement an investment program for the Fund that is consistent with the investment objectives, policies and restrictions set forth in the Fund’s prospectus and Statement of Additional Information, as they may be amended from time to time; provided, however, that the Sub-Sub-Adviser shall not be responsible for compliance with any amendments to such prospectus or Statement of Additional Information until such time as the Sub-Adviser shall have been given actual notice of such amendment(s) and a reasonable opportunity to implement changes in the Fund’s investment program.

(b)

The Sub-Sub-Adviser shall exercise discretion with respect to the selection of investments for the Fund’s portfolio, the disposition of such investments, the selection of brokers to be used in connection with the trading and settlement of transactions for the Fund. In connection with the placement of orders with brokers and dealers which involve transactions for the Fund, the Sub-Sub-Adviser must take all sufficient steps to obtain, when executing orders, the best possible result (the “Best Execution Obligation”) in accordance with MiFID II, and consistent with its obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and applicable rules and guidance issued by the Securities and Exchange Commission (the “SEC”) and its staff thereunder (collectively, “U.S. Securities Laws”), to the extent that these are notified to it by the Sub-Adviser. The Sub-Adviser further agrees to notify the Sub-Sub-Adviser of any material changes to U.S. Securities Laws which may reasonably have an impact on the Sub-Sub-Adviser’s performance of its duties under this Agreement.

(c)

The Sub-Sub-Adviser has provided information on its arrangements to comply with the Best Execution Obligation in Schedule 1. The Sub-Sub-Adviser agrees that the Sub-Adviser may provide this information to its own underlying clients, or an alternative document as agreed by the parties from time to time. The Sub-Sub-Adviser may provide an update of the information disclosed about its best execution arrangements at any time by written notice to Sub-Adviser.

(d)

The Sub-Sub-Adviser shall provide the Sub-Adviser with such additional information on its best execution arrangements and any law or regulation in its jurisdiction on best execution as Sub-Adviser may reasonably request from time to time.

(e)

The Sub-Adviser acknowledges that any specific instructions given by the Sub-Adviser to the Sub-Sub-Adviser in relation to the execution of orders under this Agreement may prevent the Sub-Sub-Adviser from taking the steps it has designed and implemented in its best execution policy to obtain the best possible result for the execution of those orders in respect of the elements covered by those instructions.

(f)

The Sub-Adviser gives its consent to the Sub-Sub-Adviser’s best execution arrangements as summarised in Schedule 1 unless prohibited by any law or regulation applicable to the Fund. It also gives its prior express consent to the Sub-Sub-Adviser executing orders outside a regulated market or a multilateral trading facility, as those terms are defined in MiFID II unless prohibited by any law or regulation applicable to the Fund.

(g)

It is the Sub-Sub-Adviser’s practice, when feasible, to aggregate into a single transaction its requests for execution of purchases or sales of a particular security for the accounts of several clients or mutual funds, in order to seek a lower commission or more advantageous net price. The benefit, if any, obtained as a result of such aggregation, is generally allocated pro rata among the accounts of the clients who participated in the aggregated transaction. The Sub-Adviser acknowledges that this process may work on some occasions to the Sub-Adviser’s disadvantage. It also acknowledges that, in the case of a client who has restricted the Sub-Sub-Adviser to a particular broker or dealer with respect to a portion of transactions for that client’s account, such client may be unable to participate in aggregated orders. Where such client’s account does not participate in an aggregated order, that client will not receive the benefit, if any, of a lower commission resulting from the aggregation. In addition, the Sub-Adviser has been advised by the Sub-Sub-Adviser that the timing of orders for the purchase or sale of securities through the broker may be affected (e.g., may be delayed) when the Sub-Sub-Adviser is attempting to execute trades through another broker during the same time period for the same securities on behalf of other clients.

(h)

Consistent with the applicable law and regulation, the Sub-Sub-Adviser may, in its discretion, place orders which involve transactions for the Fund with brokers and dealers who sell shares of the Fund and/or provide the Fund, Adviser, Sub-Adviser, or Sub-Sub-Adviser with research, analysis, advice or similar services. Unless otherwise restricted from doing so pursuant to MiFID II, the Sub-Sub-Adviser may pay brokers and dealers in return for research and analytic services a higher commission or spread than may be charged by other brokers or dealers, subject to the Sub-Sub-Adviser determining in good faith that such commission or spread is reasonable either in terms of (i) the particular transaction or (ii) the overall responsibility of the Sub-Sub-Adviser to the Fund and its other clients to ensure that the total commissions or spreads paid by each client are reasonable in relation to the benefits to such client over the long term.

(i)

In no instance will securities held by or being acquired for the Fund be purchased from or sold to the Sub-Sub-Adviser, or any affiliated person of the Sub-Sub-Adviser or the Fund, except in accordance with the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

(j)

Whenever the Sub-Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts managed by the Sub-Sub-Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed by the Sub-Sub-Adviser to be equitable to each account.

(k)

The Sub-Sub-Adviser shall act on instructions received from the Adviser or Sub-Adviser, to the extent that such instructions are not inconsistent with the Sub-Sub-Adviser’s fiduciary duties, applicable law, or any obligations to the Fund hereunder.

(l)

The Sub-Sub-Adviser shall keep all records and other information relative to the Fund as confidential and proprietary information of the Fund, and will not use such records of information for any purpose other than in connection with the performance of its responsibilities hereunder; provided, however, that after prior written consent the Sub-Adviser, Adviser and the Fund, the Sub-Sub-Adviser may disclose records or information relative to the Fund when directed by order of a court or regulatory authority.

3.

Expenses of the Fund. The Sub-Adviser or the Sub-Sub-Adviser shall be responsible for the costs and expenses associated with the provision of the services contemplated herein; provided, however, that the Fund shall be responsible for the cost associated with the purchase or sale of any security or investment contract or other instrument for the Fund’s portfolio and the fees, expenses and costs associated with all other aspects of the Fund’s operations.

4.

Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Sub-Adviser will pay the Sub-Sub-Adviser a fee in accordance with the current Invesco Transfer Pricing Policy. Such fee shall be computed weekly and paid monthly to the Sub-Sub-Adviser on or before the last business day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

5.

Services Not Exclusive. The services to be provided by the Sub-Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Sub-Adviser shall be free to provide similar services to other clients so long as the provision of such services to such other clients does not impair the Sub-Sub-Adviser’s ability to provide the services contemplated hereunder. Nothing contained herein shall be construed to limit or restrict the right of any director, officer or employee of Sub-Sub-Adviser (who may also be a director, officer or employee of the Sub-Adviser) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.

Compliance with Applicable Law. The Sub-Sub-Adviser shall comply with all applicable laws, rules and regulations in the discharge or its obligations hereunder, specifically including, but not limited to Rule 17j-1, under the 1940 Act. The Sub-Adviser agrees to provide relevant information and consulting services to the Sub-Sub-Adviser with respect to compliance with such applicable laws, rules and regulations. The Sub-Adviser further agrees to notify the Sub-Sub Adviser of any material changes to U.S. Securities Laws which may reasonably have an impact on the Sub-Sub Adviser’s performance of its duties under this Agreement.

7.

Term and Approval. This Agreement shall become effective upon approval by Board of Directors of the EQAT, including a majority of the disinterested Directors, and shall thereafter continue in force and effect for two (2) years and may be continued from year to year thereafter, provided that such continuation is specifically approved at least annually by the Board of Directors of EQAT, including a majority of the disinterested Directors.

8.	Termination. This Agreement shall automatically terminate in the event of its assignment, as defined in Section 2(a)(4) of the 1940 Act. The Agreement may be also terminated:

(a)

at any time, without the payment of any penalty, by vote of the Board or by vote of a majority of that Covered Fund’s outstanding voting securities on not more than 60 days’ nor less than 30 days’ prior written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties;

(b)

by any party upon the occurrence of a material breach of the terms of the Agreement by the other party that remains uncured for a period of thirty (30) days after notice of such breach has been given by the terminating party; or

(c)

the Sub-Sub-Adviser may terminate the agreement upon ninety (90) days’ notice if the Fund materially changes its investment objectives, policies or restrictions and the cost of performance hereunder by the Sub-Sub-Adviser is increased.

9.

Liability of the Sub-Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Sub-Sub-Adviser or any of its officers, directors or employees, the Sub-Sub-Adviser shall not be subject to liability to the Sub-Adviser, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or investment contract or other instrument for the Fund’s portfolio.

10.

Notices. Any notices under this Agreement shall be given in writing, addressed, and delivered or mailed, postage paid, to such address as may be designated for the receipt of such notice, with copies to the Sub-Adviser. The respective addresses for the delivery of such notices are as follows:

If to Sub-Adviser:

Invesco Advisers, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: General Counsel

If to the Sub-Sub-Adviser:

Invesco Asset Management Limited

Perpetual Park

Perpetual Park Drive

Henley-on-Thames RG9 1HH

United Kingdom

Attention: Legal Department

11.

Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware (without regard to conflict or choice of law provisions), the 1940 Act, the Advisers Act, and applicable rules, guidance and exemptive orders issued by the SEC and its staff thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date first mentioned above.

INVESCO ADVISERS INC

By:	/s/ Nicole Filingeri

Name:	Nicole Filingeri

Title:	Vice President

INVESCO ASSET MANAGEMENT LIMITED

By:	/s/ Chris Edge

Name:	Chris Edge

Title:	Head of UK Compliance